UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K/A

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 8, 2008

Commission File Number: 333-146758

FIDELITY AVIATION CORPORATION

 (Exact name of registrant as specified in its charter)

Colorado	16-1718190
(State or other jurisdiction of incorporation)	(IRS Employer Identification Number)

C915 Jia Hao International Business Center
116 Zizhuyuan Road Haidan District
Beijing, China 10009
(Address of principal executive offices)

86-10-5170-9287
(Registrant’s telephone number, including area code)

1175 Osage Street, Suite 204
Denver, Colorado 80204
(Former name or former address if changed since the last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

EXPLANATORY NOTE

This Amendment No. 1 on Form 8-K/A to our Current Report on Form 8-K (the “Original Form 8-K”), which was filed with the Securities and Exchange Commission (the “Commission”) on October 9, 2008, is being filed to amend Items 2.01, 3.02 and 5.02.

Additionally, subsequent to the issuance of the consolidated financial statements of Northern Construction Holdings, Ltd. for the fiscal years ended May 31, 2008 and 2007 which were filed with the Original Form 8-K, we noted that minority interest ownership had not been accounted properly. Beijing Fortune Capital Management Co., Ltd owns 99.5% of Beijing Concrete, however, 95% was used in our previously reported 2008 and 2007 consolidated financial statements.  Consequently, the consolidated financial statements of the Company for the fiscal quarter ended November 30, 2008 included in the Company’s quarterly report on Form 10-Q filed with the Commission on January 14, 2009 contained the same error. The restated consolidated financial statements for the years ended May 31, 2008 and 2007 and the reissued independent accounting firm’s report are included herein.

USE OF DEFINED TERMS

Except as otherwise indicated by the context, references in this Report to:

•
"Fidelity," "the Company," "we," "us," or "our," are references to the combined business of Fidelity Aviation Corporation, and its subsidiaries, Northern Construction Holdings, Ltd., Beijing Fortune Capital Management, Ltd. and Beijing Chengzhi Qianmao Concrete Co., Ltd.

•	"NCH" refers to Northern Construction Holdings, Ltd, a Hong Kong limited company and our direct, wholly owned subsidiary, and/or its direct and indirect subsidiaries, as the case may be;
•	"Bejing Concrete" or "Bejing Chengzhi" refers to Beijing Chengzhi Qianmao Concrete Co, Ltd., a PRC corporation and our indirect, majority-owned subsidiary;
•	"BFCM" refers to "Beijing Fortune Capital Management Company, " a joint venture company established in Beijing, China, a limited Company and our indirect majority owned subsidiary;
•	"China," "Chinese" and "PRC," refer to the People’s Republic of China;
•	"RMB" refers to Renminbi, the legal currency of China;
•	"U.S. dollar," "$" and "US$" refer to the legal currency of the United States;
•	"Securities Act" refers to the Securities Act of 1933, as amended; and
•	"Exchange Act" refers to the Securities Exchange Act of 1934, as amended.

ITEM 1.01    ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

On October 8, 2008, we entered into a share exchange agreement with Northern Construction Holdings, Ltd. ("NCH") and the stockholders of all issued and outstanding shares of NCH (the “Share Exchange Agreement”).  Pursuant to the Share Exchange Agreement, on October 8, 2008, the stockholder of NCH transferred all of the shares of the capital stock of NCH held by him, constituting all of the issued and outstanding stock of NCH, in exchange for 12,000,000 newly issued shares of our common stock, constituting 78% of our issued and outstanding capital stock on a fully-diluted basis as of and immediately after the consummation of such exchange.  As a result of this transaction, 15,295,500 shares of our common stock are currently issued and outstanding.

The Share Exchange Agreement also provided that effective as of  October 8, 2008:

•	Mr. Yang Rong shall be appointed our CEO, President and Director;
•	Mr. Reid Li shall be appointed our CFO, Secretary and Director.
•	Mr. Stephen H. Clevett shall be appointed our director.

The foregoing description of the terms of the Share Exchange Agreement is qualified in its entirety by reference to the provisions of the Share Exchange Agreement which is included as Exhibit 2.1 of this Current Report and is incorporated by reference herein.

ITEM 2.01   COMPLETION OF ACQUISITION OR DISPOSITION OF ASSETS

On October 8, 2008, we completed an acquisition of NCH pursuant to the Share Exchange Agreement. The acquisition was accounted for as a recapitalization effected by a share exchange.  NCH is considered the acquirer for accounting and financial reporting purposes.  The assets and liabilities of the acquired entity have been brought forward at their book value and no goodwill has been recognized.

DESCRIPTION OF BUSINESS

This Report contains statements regarding matters that are not historical facts and constitute forward looking statements within the meaning of Section 27A of the Act and Section 21E of the Securities Exchange Act of 1934 (the “Act”).  Because the outcome of the events described in such forward looking statements is subject to risks and uncertainties and in the nature of projections or predictions of future events which may not occur, actual results may differ materially from those expressed in or implied by such forward looking statements.  Although the Company believes that the expectations reflected in such forward-looking statements are based upon reasonable assumptions, it can give no assurances that its expectations will be achieved.  The level of future revenues of the Company, and its profitability, if any, are impossible to accurately predict due to uncertainty as to possible changes in economic, market and other circumstances.  Prospective investors are urged to consult with their own advisors with respect to any revenue, financial, business and other projections contained herein.

Our Corporate History

THE COMPANY

Fidelity Aviation Corporation (“Fidelity”) was organized on February 28, 2003 as Fidelity Aircraft Partners LLC, a Colorado limited liability company (“Fidelity LLC”). On December 16, 2004, Fidelity LLC converted itself into Fidelity Aviation Corporation by filing a Statement of Conversion and Articles of Incorporation with the Colorado Secretary of State. Fidelity was formed to purchase large commercial (transport category) jet airframes, salvage the usable aircraft parts and components from them and sell the parts and components. The Board of Directors is currently evaluating the future market for  our air craft parts business in light of economic conditions.

Acquisition of New Line of Business

On October 08, 2008, the Company entered into a Share Exchange Agreement with (i) NCH; and (ii) the holder of all of the outstanding voting stock of NCH, Mr. Hongyun Li, who held the shares on behalf of Mr. Rui Shen, whereby the Company exchanged 12,000,000 voting common shares, or approximately 78% shares of the Company for 100% of the shares of NCH, as described below.

Through the Share Exchange Agreement, we effectively implemented a reverse acquisition whereby we issued to the beneficiary Mr. Rui Shen an aggregate of 12,000,000 shares of our common stock, in exchange for all of the issued and outstanding capital stock of NCH.  NCH thereby became our wholly owned subsidiary and Mr. Shen became our controlling stockholder.  We issued these shares in a private transaction pursuant to the exemption under Regulation D of the Securities Act.  All of our stock issued to Mr. Shen may be acquired in the future by Mr. Rong Yang, our Chief Executive Officer and Chairman, pursuant to a call option held by Mr. Yang.

As a result of the Share Exchange Agreement, BFCM, a 95% owned subsidiary of NCH, became our indirect majority-owned subsidiary.  Also as a result of the Share Exchange Agreement, Beijing Concrete, the operating company, and a 99.5% owned subsidiary of BFCM, also became our majority owned subsidiary.

For accounting purposes, the share exchange transaction was treated as a reverse acquisition with NCH as the acquirer and Fidelity as the acquired party.  When we refer in this report to business and financial information for periods prior to the consummation of the reverse acquisition, we are referring to the business and financial information of NCH on a consolidated basis unless the context suggests otherwise.

Overview

Beijing Chengzhi Qianmao Concrete Corporation Ltd. ("Beijing Concrete" or "Beijing Chengzhi") was established in January, 2002. The company specializes in the production of ready-mixed concrete and other special high-performance concrete for developers and the construction industry.  The company is certified to produce all types of concrete for residential, commercial developers as well as industrial companies. In Management's view, it is one of the leading privately held concrete production companies in Beijing, China.

Currently, the company has two prime production facilities. One facility is located in the Nanhaizi area, on the west side of the Yizhuang economic development zone in Beijing. The other is located at the Tangshan harbor, about two hundred kilometers from Beijing.

In May 2008, the company completed its reorganization. Through this reorganization, Beijing Concrete’s original shareholders transferred 99.5% of their shares to Beijing Fortune Capital Management Co., Ltd. (‘BFCM’) in exchange for $1.39 million US. The remaining 0.5% in Beijing Concrete is still owned by Mr. Yang Rong, one of the original founders and majority shareholders of Beijing Concrete.  BFCM is a joint venture company established in Beijing, China. BFCM has two shareholders, Northern Construction Holdings Ltd holding 95% and the remaining 5% is held by Beijing Xingyuqing Tech Co., Ltd.

After the reorganization, Northern Construction Holdings Inc., a Hong Kong based holding company, now holds 95% of BFCM shares. Beijing Chengzhi became the subsidiary operating company of Northern Construction Holdings.

Beijing Concrete, the operating company, has 150 employees, of which 35 hold technical titles. In Management's view, our well trained employees and skilled workforce are one of the key factors that ensure continued growth and development of the company.

In Management's view, the Company is equipped with the highest quality equipment and production facilities. At the company’s two major production locations, Beijing Chengzhi owns three production lines of ready-mixed concrete (HZS120). In addition, the company owns 2 concrete transport vehicle pumps, 2 concrete transport pumps, 35 concrete mixing trucks and 3 bulk cement transport vehicles.  All pump and transport vehicles are installed with GPS tracking systems, enabling Management to supervise quality production and safe delivery.

From our two current production facilities, the Company has an annual output capacity of up to 1.2 million cubic meters of concrete. The company believes it applies an effective management system from material purchasing to production. Our comprehensive strength of delivering high quality products and services together with our knowledgeable management enables the company to compete in the marketplace. In order to continue providing the utmost quality products and service to our clients we have installed a scientific quality management system. All of the Company’s products have passed the ISO9001-2005 Certification Quality System and Integrated Certification System including Quality Management System Certification, Environmental Management System Certification and Occupational Health and Safety Management System Certification issued by Beijing Zhong Jian Xie Certification Centre.

In the past six years, the company has enjoyed an average growth rate over 30% annually. We have successfully expanded our operations from a single production facility in Beijing to additional production in the nearby city of Tangshan. Our management team has delivered sound historical financial results with the shareholder equity of our company increasing to $9.9 million in US dollars.

Financials results from fiscal year ended May 31st 2007, and May 31st 2008 (in US dollars):

	2008	2007
Revenues	$39.3 million	$25.4 million
Net Income	$4.8 million	$2.2 million

Recently, Management has decided to expand its production facility in Tangshan.  The expanded plant will roll into production at the beginning of 2009.  While maintaining strong revenues from our production facilities in Beijing, we expect that production from the Tangshan plant could add as much as 500,000 cubic meters annually starting in 2009.

Management has also mapped out a plan to establish or acquire two production facilities in Tianjin. Tianjin is one of the largest cities in China and one of the fastest growing real estate and infrastructure developments in the Bohai Gulf economic zone, according to the PRC Council.  We estimate that Tianjin city will require millions of cubic meters of concrete in the next few years. Management has decided to capture this significant expanding opportunity by establishing or acquiring two concrete production plants in the Bohai Gulf.

Management has also mapped out a plan to establish or acquire one production facility in Taiyuan, Shanxi Province, where we have already had two of our major clients, namely, Guangzhou Fuli Real Estate Group and China Railway, which have about 3.5 million square meters of residential construction area. We estimate that Taiyuan will require millions of cubic meters of concrete in the next few years.

Management is also considering establishing one or two movable facilities for China Railway for its projects.

Based on very conservative estimates, each plant would add an additional $12 million in revenues with $4 million in gross profits annually.  Upon completion and when the three production facilities are in full operation in Tianjin and Taiyuan, Management believes that total annual sales will be over $140 million and overall net profit margins for the entire company could reach 20%.

By achieving the Company’s expansion plans, in Management's view, Beijing Concrete will enjoy another round of rapid growth. Our management team is a group of well-experienced businessmen and technology professionals in the concrete industry.  The team is led by its original founder, Mr. Yang Rong, an entrepreneur who has twenty years of experience in the concrete industry.

Together with other key management we believe that Beijing  Concrete will continue to be the leader in terms of quality and service in the marketplace. While achieving the company’s financials targets, Management is also dedicated to be the leading “Green Concrete” producer in China. The “Green Concrete” refers to increasing the green content of the concrete, not only by reducing the energy and raw material consumption, but also by mixing various industrial wastes as possible to protect the environment.

MARKET ANALYSIS

According to construction forecasts for Beijing and Tianjin city, the overall concrete market will continued to grow between 20%-30% annually for the next 10 years. Market demand provides for a solid growth base for Beijing Concrete.  For instance, Jingjin Port is the key industrial development area in the Bo Hai Bay. Jingjin includes the area of Beijing and Tianjin cities, the two biggest cities in China.  The development scale of the Jingjin Port industry area is approximately the same size as the famous Cao Fei Dian Industrial Development Area and the two industrial development zones are near each other.

Many large and medium-sized companies are moving to the Jingjin Port development zone. Huge companies such as Beijing Capital Steel Group (phase I), Beijing Coking and Chemistry Plant (phase II) and Chemical Factory Expansion Project (phase II) are choosing this new industrial area for their expansion. We estimated that 2 million cubic meters of concrete is needed for these expansion projects alone.  The demand will continue as additional companies continue to move to the site.

In early 2007, Management studied the concrete supply market in this new development area. We found that there are only three small size concrete companies within the area.  In Management's view, these companies are unable to provide enough volume for the current industrial companies’ expansion demands. In June 2007, Management decided to establish another production plant in the new area. After only two months of preparation, this new production facility was established and began to supply concrete to our new clients.  Our high quality products together with our outstanding service deliveries gives us tremendous competitive advantages and puts us on top of other competitors in the area. We have, therefore, gained many new substantial clients.

Our clients now include some of the most prestigious multi-billion dollar companies in China, such as Beijing Capital Steel Group and Tangshan Jiahua Chemical Corporation. In 2008, we signed contracts to supply concrete to Beijing Capital Steel Group for 350,000 cubic meters for their Phase I project. The Company has also signed a contract to supply 100,000 cubic meters of concrete to Tangshan Jiahua Chemical. An additional 50,000 cubic meter contacts have been signed with nearby smaller companies. In total, our sales contracts in this new area are now 500,000 cubic meters for 2008.

In less than one year of operation from our new production plant in the Jingjin harbor area, we have enjoyed significant financial success and Management is now planning to expand our production capacity in this area. A new production site has been chosen and is currently under construction. We anticipate that the new facility will begin to supply concrete later this year.  We believe this expanded capacity and facilities will make us the leading concrete supplier in the Jingjin harbor area.

COMPETITIVE ADVANTAGES

Over the past six years, Beijing Chengzhi has emerged from being a small private concrete company, in Management's view, to the leading concrete company in the Jingjin area. The company was able to achieve this with one principle –“credibility”.  Credibility is reflected not only in delivering high quality products, but also in our timely service. In Management's view, Beijing Chengzhi has earned an excellent reputation among its clients.

Our clients are mostly property developers and industrial companies, as well as some of the largest state-owned companies. Some of them are publicly listed, such as Guangzhou Fuli Real Estate Group- a public company listed on the Hong Kong Stock Exchange.  Fuli Group’s annual sales are over 1.5 billion US dollars.  Our government owned clients companies are: China Railway, China Construction Group, Beijing Construction Corporation and Beijing Chemical and Coking

In Management's view, our strong base of clients will provide the company with continued successful development, and growth. The following table summarizes some of the high-end residential and commercial real estate development projects, which we have completed in the past, as well as some of the current projects that are still being developed.

Table 1:
Real Estate and Construction Projects Completed in the past and current projects

Project Names	Concrete Supplied
Beijing Tian Yan Garden Real Estate	In year 2001
70,000 square meters construction space	Supplied total 40,000 cubic meters

Beijing Zhongxin Semiconductor Company	In year 2002
400,000 square meters construction space	Supplied total 140,000 cubic meters

Beijing Rainbow City Project	In year 2003
560,000 square meters construction space	Supplied 100,000 cubic meters

Beijing 5th Generation semiconductor Company	In year 2004
120,000 square meter construction	Supplied 70,000 cubic meters

Beijing World Trade CBD project	In year 2005
180,000 square meter construction space	Supplied 90,000 cubic meters

Beijing Wanjing International Mansion	in 2005-2006
240,000 square meters construction space	Supplied 180,000 cubic meters

Tangshan Central Plaza	starting in year 2007
56,000 square meters construction (still in process)	81,000 cubic meters from September 2007 to April 2009 [21,000 cubic meters from September 2007 to May 2008 and 60,000 cubic meters from June 2008 to April 2009]

Beijing Fuli Real Estate Company	starting in year 2006
1.1 million construction space (still in process)
755,000 cubic meters from June 2006 to February 2009  [393,000 cubic meters from June 2006 to May 2007, 241,000 cubic meters from June 2007 to May 2008 and 121,000 cubic meters from June 2008 to February 2009]

Comparing us with other companies in the concrete industry in Beijing and in the Jingjin area, we believe that Beijing Concrete has the following competitive advantages:

(1)	Environmentally friendly products.

Beijing Concrete produces all types of concrete products as well as specialty concrete for varied industry uses. After many years of research and experiment, we are applying a percentage of fly ash (from coal fired power plants) and some mining waste into our concrete products. In doing so, we not only help reduce environmental wastes but we also increase our product quality. Because we successfully apply this technology into our products, we have obtained tax exemptions  and other incentives from government organizations.

(2)	Strict and effective quality management system.

Beijing Concrete has developed an effective quality management system that covers all aspects of the company’s operation, including planning, budgeting, purchasing and production. In every step, we have fully trained, experienced and skilled employees. They are working in concert to ensure our product’s quality and timely delivery. From signing contracts to finishing a project, the company has a quality follow up supervising team to make sure that our concrete matches our clients’ engineering designs exactly.

Our quality supervisory staffs on each construction site are responsible for finished product quality. For every previous project completed, we have earned a 100% pass rate. We believe that this effective management puts us at the top of the industry standard and has allowed the company to achieve 5% more in profit for every cubic meter of concrete we produce and deliver.

(3)	We also have lower production costs by smart outsourcing and quality engineering.

35% of concrete costs come from raw materials, such as cement, sands, coal ashes, stone, etc. So the costs of materials have a direct impact on our production costs. We compare several suppliers’ quotes before we make final purchases. This ensures that we have the lowest prices for all of our raw materials.

In addition, the percentage of each of the raw materials needed to produce concrete is also a big factor that affects our production costs. Our research lab led by top professional engineers conducts extensive experiments to ensure that we have excellent mixing formulas while achieving the required quality. The scientific formula of each type of concrete, in Management's view, gives us 3-5% lower costs than our competitors.

In short, our company has significant advantages when compared with companies in the same industry. We believe our tremendous track record in the industry, effective management, solid clientele base, lower production costs and higher than the industry average profit margin puts us at the top in the industry.

MANAGEMENT TEAM AND ORGANIZATION CHART

Organization Chart

In May 2008, Beijng Concrete completed its reorganization plan. Through this reorganization, Beijing Concrete’s original shareholders transferred 99.5% of their shares to Beijing Fortune Capital Management Co., Ltd. (‘BFCM’) in exchange for $1.39 million US. The remaining 0.5% in Beijing Concrete is still owned by Mr. Yang Rong, one of the original founders and majority shareholders of Beijing Concrete.  BFCM is a joint venture company established in Beijing, China. BFCM has two shareholders, Northern Construction Holdings Ltd holding 95% and the remaining 5% is held by Beijing Xingyuxin Tech Co. Ltd.

After the reorganization, Northern Construction Holdings Inc., a Hong Kong based holding company, now holds 95% of BFCM shares. Beijing Chengzhi became the subsidiary operating company of Northern Construction Holdings.

The following table illustrates the current share holding structure.  Beijing Chengzhi is now a subsidiary operating company of Northern Construction Holding, Ltd.

Management Team

Over the past six years, Beijing Concrete has developed and formed a unified management team. Our team consists of management executives as well as professionals in concrete production, engineering fields. We have highlighted some of their background as follows:

Mr. Yang Rong: age 48, Chairman and CEO

Mr. Yang is the Chairman and Chief Executive of Beijing Concrete. He is also the original founder of the company. Mr. Yang has over 20 years experience in the concrete industry. In the mid 1980’s, he started his career by joining China Railway Construction (“CRC”), one of the largest construction groups in China as well as in Asia.  Before Mr. Yang founded Beijing Concrete, he was the project manager for one of CRC's subsidiary companies. Bringing all his management experience and sales resources, Mr. Yang founded Beijing Concrete in 2002. Mr. Yang has been the key executive leading the company successfully to date.

While managing the company, Mr. Yang participated in advanced courses organized by the Beijing Construction Committee. He also attended Advanced Executive Classes at Beijing University and studied Enterprise Cultural Training.  Mr. Yang is very capable and skilled in applying management theory into practice. Over the past few years, Mr. Yang has been focused in building the company’s unique corporate culture by emphasizing people first. This corporate culture has attracted numerous skilled management professionals and other employees to join the company. Today, Beijing Concrete  is proud to have a very dynamic, innovative and effective management team.

As a progressive businessman, Mr. Yang has great insight into the concrete industry.  In Management's view, his perceptive insight is also one of the driving factors, which has led Management to make the right decisions at the right time.

Mr. Zhang Jing Quan, age 41, General Manager

Mr. Zhang is the General Manager for Beijing Concrete.  In 1990, Mr. Zhang obtained his bachelor’s degree in engineering from Chong Qing University. After his graduation, he started work at Beijing Zhong Chao Concrete until 2003. During that time, he worked in various positions including; concrete production, equipment, safety and transportation management.

In year 2006, Mr. Zhang obtained his engineer certification. From 2003 to 2006, he  worked at Beijing Beirui Concrete Company as the Chief Director of operations. In 2007, Mr. Zhang worked at a technology company providing solutions to some of the construction projects for the 2008 Beijing Olympic Games.

In late 2007, Mr. Zhang joined Beijing Concrete as the General Manager. Mr. Zhang brings his extensive experiences and management skills in the concrete and construction arena to our company. He is now managing the Company’s daily operation.

Ms. Liu Yaping, age 40, Chief Engineer

Ms. Liu is the Chief Engineer & Senior Engineer for Beijing Concrete. She is mainly responsible for quality management, research and development. She has over 17 years of experience in the concrete material research, experiment testing and production technology. Mr. Liu has extensive theoretical knowledge and practical experience in concrete production and research.

Ms. Liu graduated from the Department of Building Materials at Harbin Institute of Technology, a prestigious university famous for its engineering and materials departments. After her graduation, she joined the Research Institute at Beijing China Construction. She worked as a material researcher for nearly 10 years and had many outstanding publications. She has published 10 papers at academic periodicals. Ms. Liu is also a visiting editor for famous periodicals, such as ‘Concrete Merchandise’, ‘Concrete and Cement Product Association Journal’. Ms. Liu is well known in the concrete construction material field.

From 1999 to 2004, she acted as Vice General Manager for Beijing Zhong Chao Concrete. During that period of time, she set up the technology standard and procedure for the company. Ms. Liu was responsible for the company’s overall technology management. She provided technical solutions for a number of landmark buildings in Beijing.

In 2004, she obtained her MA Degree from the Civil Engineer Department at Beijing Institute of Technology. Ms. Liu joined Beijing Concrete in   2005. Her technology and academic experience has subsequently helped our company to accomplish some of the famous projects in Beijing, namely, the Beijing Fuli Mansion and the Hua Qiao Apartment project.

Ms. Dong Cai Xia, age 32, Vice General Manager, Production

Ms. Dong is a certified engineer. She graduated from Hebin Construction Engineering College in 1999. After her graduation, she has been working at the concrete material research center as a director and researcher. She also participated in a joint concrete material research project initiated by Qinghua University and the China National Material Research Center. Ms. Dong brought her rich technological experience and management skills to our company. We have successfully applied her formula in our concrete production. She is now the Vice General manger responsible for production quality.

Ms. Liu Jinlan, age 54, Chief Accountant and Financial Manager

Ms. Liu is a Certified Accountant. She has over 30 years experience in accounting and financial management. Prior to join Beijing Concrete in 2005, she worked for several companies as their Chief Accountant and auditor.

Ms. Liu is currently the Chief Accountant and Financial Manager for our company. She is mainly responsible for supervising the accounting and financial departments. Ms. Liu is a conscientious worker, and she always stands on the principles.

In Management's view, our seasoned and experienced management team makes the company very competitive in every sense. In the past years, our team has successfully carried out its overall strategic operational goals and targets.   We have confidence that our management team will lead the company into its next stage of growth.

OPERATIONAL ANALYSIS

Operational Charts:

Currently, the majority of the revenues are coming from our Beijing production plant. Our production and sales from the Tangshan plant are growing rapidly since beginning operations in August 2008. Our Tangshan production plant is undergoing additional expansion and we anticipate these expanded facilities and equipment will be in full operation by the end of this year. Therefore, Management projects that our revenues from Tangshan may equal our Beijing operation by the end of year 2009.

Our production plan for Tianjin is still in planning stage. We will have more details for our development plan for Tianjin in the next section.

Cost of Raw Materials

The cost of raw materials used for concrete will most likely continue an upward trend for the near future. A big percentage of our concrete cost is contributed from cement. In 2007, the cement price per metric ton jumped about 20% due to higher inflation. It is forecasted that any increase will be modest this year.

Cost of Production

Our production costs will remain at the same level this year (2008) and will have a modest increase next year due to increasing labor costs. This modest increase in production costs will not have any significant impact on our gross profit margin as we have increased our concrete prices accordingly.

Sales Price

The average price for each cubic meter of concrete will also continue to go up due to the increased price in raw materials, mainly from cement. Our sales price increases almost proportionally with the increased cost in raw materials and our labor costs are absorbed through sales price increases we pass along. Therefore, we anticipate that our bottom line profit margin will not be reduced.

Our average concrete sales price from our production facility in the Jingjin port in Tangshan is actually about US$6 per cubic meter higher than we are selling in Beijing.

In Management's view, based on our current production capacity and our ability to take on additional projects, Beijing Chengzhi has entered into its fastest growing stage.  We will continue to focus on quality and production costs controls.  Management intends to:

●	Improve production scale by expanding our current facilities, as we are doing in Tangshan city.
●	Enlarge our operation size by adding more production bases in Tianjin city, Taiyuan city and other target areas;
●	Reduce production costs by paying attention to details;
●	Maintain an above industry average gross margin

Through analysis of our current operation, Management believes that Beijing Chengzhi will continue to remain a profitable enterprise and will continue to achieve its operational targets.

 General Risk Analysis

These general risks of operations should be read in conjunction with the "Risk Factors"  section stated in this 8-K Report.

The following are the general risks related to the concrete industry in China:

●	Inability to obtain licenses from government due to poor product quality, etc.
●	Inability to obtain new sales contracts from developers
●	Inability to collect accounts receivable due to poor quality of clients

Our Management believes that the Company   has minimal risks from the above factors, except that the Company is subject to conditions that may affect the Chinese economy in general. For every project that we have finished in the past, we have had a 100% pass rate for product quality. We have excellent quality clients.  We believe our reputation will continue to help us obtain new sales contracts from developers.

As analyzed previously, we believe the market demand for concrete will remain in a strong growth mode for the next ten years. Management is confident that the company will not only maintain its current contracts but also continue to obtain new contracts from new developers because of our high quality and service delivery.   We believe that our current clients, such as the Fuli Real Estate Development Company, one of the largest real estate companies in China, will continue their development in Beijing for many years and we will continue to renew our contracts as their projects progress.

In the past few years, a number of small size concrete companies have left this concrete market because they were unable to collect their accounts receivable.  However, our company has a very healthy cash flow and all of our accounts are in good standing.  At present, we do not have any bank loans outstanding.

Furthermore, our contracts are mostly from very solid large developers and government owned industry companies. Thus, we believe the chance of our clients’ business failing is unlikely, unless there is a severe economic downturn.  For example, one of our big clients, Beijing Capital Steel Group, is a multi-billion dollar company, owned by the PRC government. Beijing Capital Steel Group is also a leading steel group in Asia and it’s a very profitable conglomerate. Management   believes we will collect on our receivables for our construction work completed for these types of high profile companies.

EXPANSION AND DEVELOPMENT PLANS

The Market Situation

According to the Economic Circle Plan of the State Council for the Jingjin area ("Economic Circle Plan") including Beijing, Tianjin and Tangshan cities, the key projects are primarily in the construction of infrastructural facilities, industrial development, the relocation of large factories and real estate development. The fast growing development of this construction trend brings great opportunities to the concrete market. At the same time, it also brings challenges to concrete quality, performance and service.

It is important that we forecast the market trends correctly. While we focus on our company development plan, we must also comply with relevant national laws and regulations. In order to continue our company’s growth, we must take this golden opportunity in the concrete market by implementing a more aggressive expansion plan.

The Management of Beijing Concrete   has set up the following strategic goals:

Overall Targets

While improving our operations in Beijing, we will also place our focus on the neighboring areas such as Hebei Province, Tianjin city and Taiyuan City.  The company is planning to enlarge its production scale to catch up with the rapid growing economic development in these areas. The company will continue to comply with the relevant national laws and regulations in environmental protection, energy conservation and sustainable development. We intend to increase our investment in product innovations, scientific research and development. The company will enlarge our production scale and enhance the competitiveness of our products and services.

Development Plans for Beijing Headquarters

In the coming three years for Bejing, tremendous development will be made in the construction of infrastructural facilities (especially road development), relocation of factories and real estate development, according to the PRC State Council. Concrete is in high demand due to the rapid development in these sections. Although the general market trend is very favorable to achieving our growth, our Beijing headquarters production facilities must reinforce quality and service to maintain its competitiveness.

Management believes that our production plant in Beijing can fulfill a target of a half a million (500,000) cubic meters annually. Our Beijing headquarters will continue to put great effort into research and development of concrete products. We will develop additional new environmental friendly products, which have better energy conservation and are more sustainable.

Our Beijing headquarters will also continue to provide training to its employees. Fully trained employees in Management' view is the key factor to delivering quality products and services to our clients.

Development Plans for the Jingjin Port in the Tangshan Area

In June 2007, we started to build our concrete production plant at the   Jingjin Port in Tangshan City. This new production facility started to operate on August 15, 2007. We established our leading position in terms of production technology, quality and management from day one.  In less than one year of operation, we have already completed 180,000 cubic meters of production for Jinhua Chemical Group, one of the largest coal coking companies in China.

Jingjin Port is the key industrial development center in Bo Hai Bay.  The tremendous infrastructural facilities development will require millions of cubic meters of concrete supply.

Many large and medium-sized enterprises, such as Beijing Capital Steel Group (phase I project), Beijing Coking and Chemistry Plant (phase II project) and Kai Luan Chemical Factory Expansion Project (phase II), are moving into this location.

Our average concrete sales price in this area is about $6 US dollars per cubic meter higher than what we are selling concrete for in Beijing.  While our production costs and other expenses are maintained at about the same level as Beijing, this higher sale price is contributing to more profits for our operation.

We expect that our output from Tangshan production base will reach 400,000-500,000 cubic meters next year (2009).  We anticipate that our annual sales from this production base will be over $15 million in US dollars and our net profits from this operation will reach over $2.3 million in US dollars.

Development Plans for Tianjin area

The general economic development plan for Jingjin (covering Beijing, Tianjin city and part of Hebei province)  was recently ratified by the State Council. Under the plan, it calls for billions of dollars of investment in industry and infrastructure over the next three years. Beijing and Tianjin city will complement each other by fully utilizing their advantages.

Also under the economic development plan, Tianjin city will be an international port city and a northern economic powerhouse as an ecological city in China. Current economic development of Tianjin has been speeded up remarkably, especially in construction of infrastructural facilities, industry construction and real estate development. The demand for concrete is obviously on the rise.

Our Management studied the concrete market in the Tianjin city area. We found that the ready-mix concrete industry development in Tianjin does not match the economic development speed. There are as many as 90 concrete companies in Tianjin. However, in Management's view the majority of them are operating at a very small scale with obsolete equipment and poor management. Obsolete equipment, poor management and older technology result in inferior product quality.  Although there are only a handful of larger scale concrete companies in the Tianjin area, in Management's view their production volumes do not meet the demand and requirements of the new economy development plan.

This gap between concrete production and demand for concrete is still expanding. After several months of market studies, our Management concluded that it is now the right time to enter into Tianjin concrete market. We believe we will excel with our experienced and effective management team coupled with supreme quality and service. One of our prime goals is to build or acquire a large scale ready-mix production base in Tianjin.

Our company is planning to establish a production facility of ready-mixed concrete near the Singapore Ecological Zone in Tianjin in the first half of 2009. We choose this location because:

a.	A large number of domestic and international companies will be located in this area and, as a result there will be high demand for construction concrete.
b.	Development projects are relatively close to each other.
c.	There is a very favorable transportation system.

We initially plan to build one production plant with an annual production capacity of 600,000 cubic meters of concrete. This production base will utilize two ready-mix production lines and should produce 360 cubic meters per hour running at maximum capacity. We plan to produce and sell 400,000 cubic meters of concrete in its first year of operation. Management is confident that annual sales could reach 600,000 cubic meters starting in the second year of operation.

Depending on the market situation in Tianjin area, the company will build the second and third production facilities of ready-mixed concrete after the first production plant is put into operation.

Each facility will be designed to have two production lines of Ready-Mixed Concrete, mixed concrete vehicles, vehicle pumps, bulk cement vehicles that work in coordination and complement each other. The distribution will cover the greater regional area and will reduce the distance of concrete transportation. This will also be helpful in enhancing the quality and reducing transportation expenses.

Other Plans

As part of the above expansion and new development plans, Beijing Concrete management is also looking into finding acquisition target companies in a wider range of the industry chain, not limited to concrete producing companies.  At this point, management is exploring all possibilities from raw material suppliers to developers.

Development Plans for Product Research and Technological Innovations

In the coming three years, the demands of the market will continue to grow. However, it will also bring challenges to the quality and performance of concrete. Some of projects will need concrete with special requirements. Therefore, the company must increase our input in product research and innovations to meet such growing special needs.

(1)	The company must continue with research efforts to optimize the design of concrete formulas.
(2)	While maintaining high quality product, we will continue to reduce direct costs through effective technological measures.
(3)	We will continue to comply with relevant national laws and regulations and continue to study the durability of concrete.
(4)	Our company will also be focused on the development of "Green Concrete."
(5)	We will further strengthen research in special needs, for example lightweight concrete, overweight concrete, porous concrete, fiber concrete, self-compacting concrete and heat-resistant concrete.

In addition to the above plan, the company’s research lab intends to continue to produce innovative concrete admixtures to supply the company as well as other concrete companies. Admixtures are chemical raw materials used when producing concrete. Admixture is also one of the key materials that affect the quality of concrete. Through technology innovation, we believe our admixture products will not only help the company to produce environmentally friendly and energy-saving concrete, but will also  help other concrete companies to improve, as we are able to license and/or sell our admixture products.

We intend to conduct research in developing new raw materials. Adopting new techniques and materials will help us reduce our cost of production and will help improve our product quality.

Beijing Chengzhi plans to produce 14,000 tons of admixtures annually to supply our current two production plants in Beijing and Tangshan. We also plan to sell 3,000 tons of admixtures to other concrete companies.

CONCLUSIONS

As the market demand for concrete and special concrete continues to grow over the next 10 years, Beijing Concrete believes it will continue to flourish from this upward trend in the development and construction of the real estate and infrastructure boom in China, presently the fastest growing area of the World.

 We believe that Beijing Chengzhi will remain competitive in the Beijing and Tianjin concrete market and will continue to take the lead in product innovation, quality and service. Through technology innovation, the Company is focused on producing “Green Concrete" for our clients. Management has achieved its goals in the past and Management is confident that our company will also achieve its future development and expansion plans. By implementing these plans, Management hopes to be able to deliver solid financial results to its shareholders for many years to come.

Our Industry

 Overview of Chinese Concrete Industry

China’s importance as a producer and user of concrete and concrete products has been swiftly growing since the 1990s as its economy has opened and become more developed and vibrant.  China is the world’s largest producer of cement and the output of cement reached up to 12 hundred million tons in 2007.  Its production has grown about 10 percent per year over the past two decades and is now growing even faster to keep up with massive urbanization. Today China produces roughly half of the total global output of cement, whereas the next three largest producers—India, Japan, and the United States—combined produce less than 20 percent.

Based on the continued growth rate in the Chinese gross domestic product, the rapid industrialization, urbanization and construction of new rural areas of China   and the reconstruction in established urban areas, we believe that the concrete industry will continue to grow at about 10% per year for the next decade. The "Eleventh Five-year Plan" estimates that domestic demand for concrete will grow from 1.06 billion tons in 2005 to approximately around 1.25 billion tons in 2010.

Regulation

Because our operating subsidiaries are located in the PRC, we are regulated by the national and local laws of the PRC.

We are subject to the environmental regulations described in the preceding section entitled “Our Business – Environmental Matters.”

There is no private ownership of land in China. Our property use is described below under “Property.”

We are also subject to China’s foreign currency regulations. The PRC government has controlled Renminbi reserves primarily through direct regulation of the conversion of Renminbi into other foreign currencies. Although foreign currencies, which are required for “current account” transactions, can be bought freely at authorized PRC banks, the proper procedural requirements prescribed by PRC law must be met. At the same time, PRC companies are also required to sell their foreign exchange earnings to authorized PRC banks, and the purchase of foreign currencies for capital account transactions still requires prior approval of the PRC government.

PRC Taxation

Please also refer to Income Tax section in the footnotes included to our audited Financial Statement.

Beijing Concrete is an "EIT" or enterprise income tax company, also it has been granted  a  five year tax income exemption by the government. Beijing Chengzhi was granted this tax exemption mainly because the company produces environmental friendly products.  NCH is a holding company incorporated in Hong Kong.  NCH doesn’t conduct its business in Hong Kong, therefore, NCH is not obligated to pay any income taxes or any other types of taxes based on Hong Kong tax rules. Beijing Concrete may be subject to the general tax policies and also to regional and industry tax policies.

The followings are general rules for EIT companies,   but every region and every sector of industry have slightly different taxation policies.

Before the implementation of the enterprise income tax (“EIT”) law (as discussed below), Foreign Invested Enterprises (“FIE”) established in the PRC are generally subject to an EIT rate of 33.0%, which includes a 30.0% state income tax and a 3.0% local income tax.  On March 16, 2007, the National People’s Congress of China passed the new Corporate Income Tax Law (“EIT Law”), and on November 28, 2007, the State Council of China passed the Implementing Rules for the EIT Law (“Implementing Rules”) which took effect on January 1, 2008. The EIT Law and Implementing Rules impose a unified EIT of 25.0% on all domestic-invested enterprises and FIEs, unless they qualify under certain limited exceptions. Therefore, nearly all FIEs are subject to the new tax rate alongside other domestic businesses rather than benefiting from the old tax laws applicable to FIEs, and its associated preferential tax treatments, beginning January 1, 2008.

In addition to the changes to the current tax structure, under the EIT Law, an enterprise established outside of China with “de facto management bodies” within China is considered a resident enterprise and will normally be subject to a EIT of 25.0% on its global income. The Implementing Rules define the term “de facto management bodies” as “an establishment that exercises, in substance, overall management and control over the production, business, personnel, accounting, etc., of a Chinese enterprise.” If the PRC tax authorities subsequently determine that the Company should be classified as a resident enterprise, then the organization’s global income will be subject to PRC income tax of 25.0%.

Under the income tax law and the related implementing rules, FIEs engaging in manufacturing businesses with a term of operation exceeding ten years may, subject to approval from local taxation authorities, be entitled to a two-year tax exemption from PRC EIT starting from the year they become profitable and a 50.0% tax reduction for the three years thereafter.

Under current PRC laws and regulations, FIEs may pay dividends only out of their accumulated after-tax profits, if any, determined in accordance with PRC accounting standards and regulations. In addition, FIEs in China are required to set aside at least 10.0% of their after-tax profit based on PRC accounting standards each year to their general reserves until the cumulative amount of such reserves reaches 50.0% of their registered capital. These reserves are not distributable as cash dividends. The board of directors of an FIE has the discretion to allocate a portion of the FIEs’ after-tax profits to staff welfare and bonus funds, which may not be distributed to equity owners except in the event of liquidation.

We do not face any significant government regulation in connection with the production of our products. We do not require any special government permits to produce our products other than those permits that are required of all corporations in China.

Our Employees

As of May 31, 2008 we employed 150 full-time employees.

As required by applicable PRC law, we have entered into employment contracts with most of our officers, managers and employees. We are working towards entering into employment contracts with those employees who do not currently have employment contracts with us. We believe that we maintain a satisfactory working relationship with our employees, and we have not experienced any significant labor disputes or any difficulty in recruiting staff for our operations.

Our employees in China participate in a state pension plan organized by PRC municipal and provincial governments. We are currently required to contribute to the plan at the rate of 20% of the average monthly salary.

In addition, we are required by PRC law to cover employees in China with various types of social insurance, and we believe that we are in material compliance with the relevant PRC laws.

Insurance

We maintain worker's employee insurance for our employees.  We do not maintain any other business, liability or key employee insurance.

Litigation

From time to time, we may become involved in various lawsuits and legal proceedings which arise in the ordinary course of business.  We are currently not a party to any legal proceeding and are not aware of any legal claims that we believe will have a material adverse affect on our business, financial condition or operating results.

RISK FACTORS

An investment in our common stock involves a high degree of risk. You should carefully consider the risks described below, together with all of the other information included in this report, before making an investment decision. If any of the following risks actually occurs, our business, financial condition or results of operations could suffer. In that case, the trading price of our common stock could decline, and you may lose all or part of your investment.

RISKS RELATED TO OUR BUSINESS

Our revenue will decrease if the construction and building material industries experience a downturn, or if the concrete industry in China does not realize an increase in demand at the pace we expect.

Our cement and cement products serve as key components in construction and building projects for a wide range of industries and private and public sector projects.  Therefore, we are subject to the general changes in economic conditions affecting many segments of the economy.  Demand for concrete is typically affected by a number of economic factors, including, but not limited to, interest rates, market  and government confidence,  political priorities,  level  of construction of commercial, government  and residential projects, and the level of construction financing available. Also, our revenue is dependent upon the cost and availability of raw materials, the cost of labor, increased taxes, and other costs of doing business.  If there is a decline in construction activity in China or a rise in the costs of doing business in China, demand for our concrete products may decline and our revenue will decrease.

Competition in the concrete industry could adversely affect our results of operations.

We operate in local and regional markets in China, and many factors affect the competitive environments we face in any particular market. These factors include the number of competitors in the market, the pricing policies and financial strength of those competitors, the total production capacity serving the market, the barriers to enter the market and the proximity of natural resources, as well as general economic conditions and demand for construction materials within the market. Although we believe our products and quality of service are superior, there is no assurance that existing or new competitors may not receive contracts for which we compete by reason of events and factors beyond our control.

Our growth strategy is capital intensive; without additional capital on favorable terms we may not accomplish our strategic plan.

Our initial expansion plans for the Tianjin region are premised upon our raising sufficient capital to timely build or acquire two new production plants to accommodate the increased concrete production needs for that developing region.  Although we believe that, given our current level of revenue and net income, our management team, and our track record of performance,   we may be able to raise sufficient capital to carry out our strategic plan, there can be no assurance that we will do so. Our inability to raise sufficient capital on favorable terms to fund these new production plants would negatively impact our projected revenues and our projected growth.

We depend heavily on key personnel, and turnover of key employees and senior management could harm our business.

Our future business and results of operations depend in significant part upon the continued contributions of our key technical and senior management personnel, including Yang Rong, our Chairman and Chief Executive Officer and Chief Financial Officer.  They also depend in significant part upon our ability to attract and retain additional qualified management, technical, marketing and sales and support personnel for our operations.  If we lose a key employee, or if we are not able to attract and retain skilled employees as needed, our business could suffer.  Significant turnover in our senior management could significantly deplete our institutional knowledge held by our existing senior management team.  We depend on the skills and abilities of these key employees in managing the manufacturing, technical, marketing and sales aspects of our business, any part of which could be harmed by turnover in the future.

We expect approximately 60% of our sales revenues will be  derived from our ten largest customers in 2008 and any reduction in revenues from any of these customers would reduce our revenues and net income.

In fiscal year 2008, we derived 51.53% of our revenue from our ten largest customers.  In fiscal year 2009, we anticipate that 77% of our revenue will be derived from our ten largest customers.  We  believe we are favorably diversifying our customer base to put less reliance on any one customer; however, the loss of a major customer could significantly decrease our revenues and net income.

Leased properties and production lines may be terminated due to unexpected reasons.

We presently have a ten year lease, signed in 2006, for our Beijing production base and have built our offices and manufacturing facilities on this site. While we believe this lease is secure for us, under our laws, the lease could be terminated for unexpected reasons. In Tangshan, we built our production base on land owned and provided by our client, Beijing Coking and Chemical Group. We have a good relationship with this client and expect this relationship to continue, however, the relationship could terminate for unexpected reasons. We are currently negotiating to expand plant facilities in Tangshan with an independent developer, and will report such terms when and if agreed upon.

Our intellectual property rights in our proprietary admixture products may be hard to protect, and litigation to protect our intellectual property rights may be costly.

One of our strategies focuses on the development, use and sale of specialty admixture concrete products.  We currently use such products in our own operations and sell such products to competitors. These proprietary admixture products are protected by trade secrets only, and are not patented. Accordingly, we cannot ensure that a competitor  may not be able to duplicate and commercialize our proprietary products. Litigation may be necessary to enforce our intellectual property rights and given the relative unpredictability of China’s legal system and potential difficulties enforcing a court judgment in China, there is no guarantee litigation would result in an outcome favorable to us. Further, any such litigation could be costly and divert management away from our core business. Our financial results could be negatively affected if we cannot protect or timely develop our admixture products.

Our rapid expansion could significantly strain our resources, management and operational infrastructure which could impair our ability to meet increased demand for our products and hurt our business results.

To accommodate our anticipated growth and to build three additional production plants, we will need to expend capital resources and dedicate personnel to implement and upgrade our accounting, operational and internal management systems and enhance our record keeping and contract tracking system.  If we cannot successfully implement these measures efficiently and cost-effectively, we will be unable to satisfy the demand for our products, which will impair our revenue growth and hurt our overall financial performance.

Any disruption in the supply chain of raw materials and our products could adversely impact our ability to produce and deliver products.

We depend upon the purchase of raw materials for the production of our concrete products. While we have established good relationships with our suppliers, and we typically pass on any cost increases to our customers, any significant change in demand or cost or disruption of supply chain could impair our revenue and hurt our overall financial performance.

Certain of our existing stockholders have substantial influence over our company, and their interests may not be aligned with the interests of our other stockholders.

Mr. Rui Shen is the beneficial owner of approximately 78% of our common stock.  As a result, he has significant influence over our business, including decisions regarding mergers, consolidations and the sale of all or substantially all of our assets, election of directors and other significant corporate actions. This concentration of ownership may also have the effect of discouraging, delaying or preventing a future change of control, which could deprive our stockholders of an opportunity to receive a premium for their shares as part of a sale of our company and might reduce the price of our shares.

Environmental claims or failure to comply with any present or future environmental regulations may require us to spend additional funds and may harm our results of operations.

Our business is subject to environmental, health and safety laws and regulations that affect our operations, facilities and products in each of the jurisdictions in which we operate. We believe that we are in compliance with all material environmental, health and safety laws and regulations related to our products, operations and business activities. Although we have not suffered material environmental claims in the past, the failure to comply with any present or future regulations could result in the assessment of damages or imposition of fines against us, suspension of production, cessation of our operations or even criminal sanctions.   The enacting of new regulations could also require us to acquire costly equipment or to incur other significant expenses.

We have limited insurance coverage and do not carry any business interruption insurance, third-party liability insurance for our manufacturing facilities or insurance that covers the risk of loss of our products in use.

We presently  only carry insurance for the protection of our workers. We do not carry business interruption insurance, third party liability insurance, or insurance for any other aspect of our business. If we should suffer from natural or other unexpected disaster, business or government litigation, or any uncovered risks of operation, our financial condition may be significantly impaired.

We do not have any independent directors and there is no assurance that any independent directors will be appointed.

We are currently seeking independent directors for our Board of Directors; however we do not presently have independent directors, and there is no assurance that any independent directors will be appointed in the future.  While our non-independent directors owe fiduciary duties  to our Company and our shareholders, they may also determine compensation packages in cash, stock , benefits and /or a combination of those items that will accrue to their own benefit.

We may be exposed to potential risks relating to our internal controls over financial reporting and our ability to have those controls attested to by our independent auditors.

As directed by Section 404 of the Sarbanes-Oxley Act of 2002 or SOX 404, the SEC adopted rules requiring public companies to include a report of management on the company’s internal controls over financial reporting in their annual reports, including Form 10-K.  In addition, the independent registered public accounting firm auditing a company’s financial statements must also attest to and report on the operating effectiveness of the company’s internal controls. We can provide no assurance that we will comply with all of the requirements imposed thereby.  There can be no assurance that we will receive a positive attestation from our independent auditors.  In the event we identify significant deficiencies or material weaknesses in our internal controls that we cannot remediate in a timely manner or we are unable to receive a positive attestation from our independent auditors with respect to our internal controls, investors and others may lose confidence in the reliability of our financial statements.

Our holding company structure may limit the payment of dividends.

We have no direct business operations, other than our ownership of our subsidiaries.  While we have no current intention of paying dividends, should we decide in the future to do so, as a holding company, our ability to pay dividends and meet other obligations depends upon the receipt of dividends or other payments from our operating subsidiaries and other holdings and investments.  In addition, our operating subsidiaries, from time to time, may be subject to restrictions on their ability to make distributions to us, including as a result of restrictive covenants in loan agreements, restrictions on the conversion of local currency into U.S. dollars or other hard currency and other regulatory restrictions as discussed below.  If future dividends are paid in RMB, fluctuations in the exchange rate for the conversion of RMB into U.S. dollars may reduce the amount received by U.S. stockholders upon conversion of the dividend payment into U.S. dollars.

Chinese regulations currently permit the payment of dividends only out of accumulated profits as determined in accordance with Chinese accounting standards and regulations.  Our subsidiaries in China are also required to set aside a portion of their after tax profits according to Chinese accounting standards and regulations to fund certain reserve funds.  Currently, our subsidiaries in China are the only sources of revenues or investment holdings for the payment of dividends.  If they do not accumulate sufficient profits under Chinese accounting standards and regulations to first fund certain reserve funds as required by Chinese accounting standards, we will be unable to pay any dividends.

RISKS RELATED TO DOING BUSINESS IN CHINA

Risks Related to Doing Business in the PRC

The Company faces the risk that changes in the policies of the PRC government could have a significant impact upon the business the Company may be able to conduct in the PRC and the profitability of such business.

The PRC’s economy is in a transition from a planned economy to a market oriented economy subject to five-year and annual plans adopted by the government that set national economic development goals. Policies of the PRC government can have significant effects on the economic conditions of the PRC. The PRC government has confirmed that economic development will follow the model of a market economy. Under this direction, the Company believes that the PRC will continue to strengthen its economic and trading relationships with foreign countries and business development in the PRC will follow market forces. While the Company believes that this trend will continue, there can be no assurance that this will be the case.  A change in policies by the PRC government could adversely affect the Company’s interests by, among other factors: changes in laws, regulations or the interpretation thereof, confiscatory taxation, restrictions on currency conversion, imports or sources of supplies, or the expropriation or nationalization of private enterprises. Although the PRC government has been pursuing economic reform policies for more than two decades, there is no assurance that the government will continue to pursue such policies or that such policies may not be significantly altered, especially in the event of a change in leadership, social or political disruption, or other circumstances affecting the PRC's political, economic and social life.

The PRC laws and regulations governing the Company’s current business operations are sometimes vague and uncertain. Any changes in such PRC laws and regulations may have a material and adverse effect on the Company’s business.

There are substantial uncertainties regarding the interpretation and application of PRC laws and regulations, including but not limited to the laws and regulations governing the Company’s business, or the enforcement and performance of the Company’s arrangements with customers in the event of the imposition of statutory liens, death, bankruptcy and criminal proceedings. The Company and any future subsidiaries are considered foreign persons or foreign funded enterprises under PRC laws, and as a result, the Company is required to comply with PRC laws and regulations. These laws and regulations are sometimes vague and may be subject to future changes, and their official interpretation and enforcement may involve substantial uncertainty.  For example, if the China Securities Regulatory Commission, or CSRC, or another PRC regulatory agency, determines that CSRC approval is required in connection with the share exchange transaction, the share exchange transaction may be delayed or cancelled, or we may become subject to penalties.

The effectiveness of newly enacted laws, regulations or amendments may be delayed, resulting in detrimental reliance by foreign investors. New laws and regulations that affect existing and proposed future businesses may also be applied retroactively. The Company cannot predict what effect the interpretation of existing or new PRC laws or regulations may have on the Company’s businesses.

A slowdown or other adverse developments in the PRC economy may materially and adversely affect the Company’s customers, demand for the Company’s products and the Company’s business.

All of the Company’s operations are conducted in the PRC and all of its revenue is generated from sales in the PRC. Although the PRC economy has grown significantly in recent years, the Company cannot assure investors that such growth will continue. A slowdown in overall economic growth, an economic downturn or recession or other adverse economic developments in the PRC could materially reduce the demand for our products and materially and adversely affect the Company’s business.

Inflation in the PRC could negatively affect our profitability and growth.

In recent years, the Chinese economy has experienced periods of rapid expansion and highly fluctuating rates of inflation.  During the past ten years, the rate of inflation in China has been as high as 20.7% and as low as -2.2%.  These factors have led to the adoption by the Chinese government, from time to time, of various corrective measures designed to restrict the availability of credit or regulate growth and contain inflation.  High inflation may in the future cause the Chinese government to impose controls on credit and/or prices, or to take other action, which could inhibit economic activity in China,  reduce demand, materially increase our costs,  and thereby harm the market for our products and our Company.

Governmental control of currency conversion may affect the value of an investment in the Company and may limit our ability to receive and use our revenues effectively.

The Company receives all of its revenues in Renminbi, which is currently not a freely convertible currency. The PRC government imposes controls on the convertibility of Renminbi into foreign currencies and, in certain cases, the remittance of currency out of the PRC. Any future restrictions on currency exchanges may limit our ability to use revenue generated in Renminbi to fund any future business activities outside China or to make dividend or other payments in U.S. dollars.  Although the Chinese government introduced regulations in 1996 to allow greater convertibility of the Renminbi for current account transactions, significant restrictions still remain, including primarily the restriction that foreign-invested enterprises may only buy, sell or remit foreign currencies after providing valid commercial documents, at those banks in China authorized to conduct foreign exchange business. In addition, conversion of Renminbi for capital account items, including direct investment and loans, is subject to governmental approval in China, and companies are required to open and maintain separate foreign exchange accounts for capital account items. We cannot be certain that the Chinese regulatory authorities will not impose more stringent restrictions on the convertibility of the Renminbi.

The fluctuation of the Renminbi may materially and adversely affect investments in the Company and the value of our securities.

The value of the Renminbi against the U.S. dollar and other currencies may fluctuate and is affected by, among other things, changes in the PRC’s political and economic conditions. As the Company relies principally on revenues earned in the PRC, any significant revaluation of the Renminbi may materially and adversely affect the Company’s cash flows, revenues and financial condition, and the price of our common stock may be harmed. For example, to the extent that the Company needs to convert U.S. dollars it receives from an offering of its securities into Renminbi for the Company’s operations, appreciation of the Renminbi against the U.S. dollar could have a material adverse effect on the Company’s business, financial condition and results of operations. Conversely, if the Company decides to convert its Renminbi into U.S. dollars for the purpose of making payments for dividends on its common stock or for other business purposes and the U.S. dollar appreciates against the Renminbi, the U.S. dollar equivalent of the Renminbi that the Company converts would be reduced. In addition, the depreciation of significant U.S. dollar denominated assets could result in a charge to the Company’s income statement and a reduction in the value of these assets.

Recent PRC State Administration of Foreign Exchange (“SAFE”) Regulations regarding offshore financing activities by PRC residents have undergone a number of changes that may increase the administrative burden the Company faces. The failure by the Company’s stockholders who are PRC residents to make any required applications and filings pursuant to such regulations may prevent the Company from being able to distribute profits and could expose the Company and its PRC resident stockholders to liability under PRC law.

SAFE issued a public notice (the “October Notice”) effective November 1, 2005, which requires registration with SAFE by the PRC resident stockholders of any foreign holding company of a PRC entity.  Without registration, the PRC entity cannot remit any of its profits out of the PRC as dividends or otherwise; however, it is uncertain how the October Notice will be interpreted or implemented regarding specific documentation requirements for a foreign holding company formed prior to the effective date of the October Notice, such as in the Company’s case. While the Company’s PRC counsel advised it that only the PRC resident stockholders who receive the ownership of the foreign holding company in exchange for ownership in the PRC operating company are subject to the October Notice, there can be no assurance that SAFE will not require the Company’s other PRC resident stockholders to make disclosure. In addition, the October Notice requires that any monies remitted to PRC residents outside of the PRC be returned within 180 days; however, there is no indication of what the penalty will be for failure to comply or if stockholder non-compliance will be considered to be a violation of the October Notice by the Company or otherwise affect the Company.

In the event that the proper procedures are not followed under the SAFE October Notice, the Company could lose the ability to remit monies outside of the PRC and would therefore be unable to pay dividends or make other distributions. The Company's overseas and cross border investment activities could be restricted, and its ownership structure affected. The Company’s PRC resident stockholders could be subject to fines, other sanctions and even criminal liabilities under the PRC Foreign Exchange Administrative Regulations promulgated January 29, 1996, as amended.  All of this could adversely affect our business and our prospects.

We may be exposed to liabilities under the Foreign Corrupt Practices Act, and any determination that we violated the Foreign Corrupt Practices Act could hurt our business.

We are subject to the Foreign Corrupt Practice Act, or FCPA, and other laws that prohibit improper payments or offers of payments to foreign governments and their officials and political parties by U.S. persons and issuers as defined by the statute for the purpose of obtaining or retaining business. Our activities in China create the risk of unauthorized payments or offers of payments by one of the employees, consultants, sales agents or distributors of our Company, even though these parties are not always subject to our control. It is our policy to implement safeguards to discourage these practices by our employees. However, our existing safeguards and any future improvements may prove to be less than effective, and the employees, consultants, sales agents or distributors of our Company may engage in conduct for which we might be held responsible. Violations of the FCPA may result in severe criminal or civil sanctions, and we may be subject to other liabilities, which could negatively affect our business, operating results and financial condition.

Because the Company’s principal assets are located outside of the United States and some of the Company’s directors and officers reside outside of the United States, it may be difficult for investors to enforce their rights in the U.S. based on U.S. federal securities laws against the Company and the Company’s officers and directors. or to enforce U.S. court judgment against the Company or them in the PRC.

Beijng Concrete is located in the PRC and substantially all of its assets are located outside of the United States; it may therefore be difficult or impossible for investors in the United States to enforce their legal rights based on the civil liability provisions of the U.S. federal securities laws against the Company in the courts of either the U.S. or the PRC and, even if civil judgments are obtained in U.S. courts, to enforce such judgments in PRC courts. Further, it is unclear if extradition treaties now in effect between the United States and the PRC would permit effective enforcement against the Company or its officers and directors of criminal penalties, under the U.S. federal securities laws or otherwise.

The Company may have difficulty establishing adequate management, legal and financial controls in the PRC.

The PRC historically has not adopted a western style of management and financial reporting concepts and practices, as well as in modern banking, computer and other control systems. The Company may have difficulty in hiring and retaining a sufficient number of qualified employees to work in the PRC. As a result of these factors, the Company may experience difficulty in establishing management, legal and financial controls, collecting financial data and preparing financial statements, books of account and corporate records and instituting business practices that meet western standards.

RISKS RELATED TO THE MARKET FOR OUR STOCK

Our common stock is quoted on the OTC Bulletin Board which may have an unfavorable impact on our stock price and liquidity.

Our common stock is quoted on the OTC Bulletin Board.  The OTC Bulletin Board is a significantly more limited market than the New York Stock Exchange or NASDAQ system.  The quotation of our shares on the OTC Bulletin Board may result in a less liquid market available for existing and potential stockholders to trade shares of our common stock, could depress the trading price of our common stock, could cause high volatility and price fluctuations, and could have a long-term adverse impact on our ability to raise capital in the future.

We are subject to penny stock regulations and restrictions.

The Company’s common stock may be subject to the “penny stock” rules adopted under section 15(g) of the Exchange Act.  The penny stock rules apply to companies whose common stock is not listed on the NASDAQ Stock Market or other national securities exchange and trades at less than $5.00 per share. These rules require, among other things, that brokers who trade penny stock to persons other than “established customers” complete certain documentation, make suitability inquiries of investors and provide investors with certain information concerning trading in the security, including a risk disclosure document and quote information under certain circumstances. Many brokers have decided not to trade penny stocks because of the requirements of the penny stock rules and, as a result, the number of broker-dealers willing to act as market makers in such securities is limited. If the Company remains subject to the penny stock rules for any significant period, it could have an adverse effect on the market, if any, for the Company’s securities. If the Company’s securities are subject to the penny stock rules, investors will find it more difficult to dispose of the Company’s securities

There is currently no liquid trading market for the Company’s common stock and the Company cannot ensure that one will ever develop or be sustained.

There is currently no liquid trading market on the OTCBB for the Company’s common stock, and there is no assurance that one will develop or be sustained.  The Company currently does not satisfy the initial listing standards for a higher exchange than the OTCBB, and cannot ensure that it will be able to satisfy such listing standards on a higher exchange, or that its common stock will be accepted for listing on any such exchange.

The elimination of monetary liability against the Company’s directors, officers and employees under the Colorado law and the Company’s By-Laws, and the existence of indemnification rights to the Company’s directors, officers and employees may result in substantial expenditures by the Company and may discourage lawsuits against the Company’s directors, officers and employees.

Under Colorado law, a corporation may indemnify its directors, officers, employees and agents under certain circumstances, including indemnification of such persons against liability under the Securities Act of 1933, as amended. In addition, a corporation may purchase or maintain insurance on behalf of its directors, officers, employees or agents for any liability incurred by him in such capacity, whether or not the corporation has the authority to indemnify such person.

The effect of these provisions may be to eliminate the rights of   Fidelity and its stockholders (through stockholder derivative suits on behalf of   Fidelity) to recover monetary damages against a director, officer, employee or agent for breach of fiduciary duty. Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be provided for directors, officers, employees, agents or persons controlling an issuer pursuant to the foregoing provisions, the opinion of the Commission is that such indemnification is against public policy as expressed in the Securities Act of 1933, as amended, and is therefore unenforceable.

MANAGEMENT’S DISCUSSIONS AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS.

CERTAIN STATEMENTS IN THIS REPORT, INCLUDING STATEMENTS IN THE FOLLOWING DISCUSSION, ARE WHAT ARE KNOWN AS "FORWARD-LOOKING STATEMENTS", WHICH ARE BASICALLY STATEMENTS ABOUT THE FUTURE. FOR THAT REASON, THESE STATEMENTS INVOLVE RISK AND UNCERTAINTY SINCE NO ONE CAN ACCURATELY PREDICT THE FUTURE. WORDS SUCH AS "PLANS", "INTENDS", "WILL", "HOPES", "SEEKS", "ANTICIPATES", "EXPECTS" AND THE LIKE OFTEN IDENTIFY SUCH FORWARD-LOOKING STATEMENTS, BUT ARE NOT THE ONLY INDICATION THAT A STATEMENT IS A FORWARD-LOOKING STATEMENT. SUCH FORWARD-LOOKING STATEMENTS INCLUDE STATEMENTS CONCERNING OUR PLANS AND OBJECTIVES WITH RESPECT TO THE PRESENT AND FUTURE OPERATIONS OF THE COMPANY, AND STATEMENTS WHICH EXPRESS OR IMPLY THAT SUCH PRESENT AND FUTURE OPERATIONS WILL OR MAY PRODUCE REVENUES, INCOME OR PROFITS. NUMEROUS FACTORS AND FUTURE EVENTS COULD CAUSE THE COMPANY TO CHANGE SUCH PLANS AND OBJECTIVES OR FAIL TO SUCCESSFULLY IMPLEMENT SUCH PLANS OR ACHIEVE SUCH OBJECTIVES, OR CAUSE SUCH PRESENT AND FUTURE OPERATIONS TO FAIL TO PRODUCE REVENUES, INCOME OR PROFITS. THEREFORE, THE READER IS ADVISED THAT THE FOLLOWING DISCUSSION SHOULD BE CONSIDERED IN LIGHT OF THE DISCUSSION OF RISKS AND OTHER FACTORS CONTAINED IN THIS REPORT ON FORM 10-Q AND IN THE COMPANY'S OTHER FILINGS WITH THE SECURITIES AND EXCHANGE COMMISSION. NO STATEMENTS CONTAINED IN THE FOLLOWING DISCUSSION SHOULD BE CONSTRUED AS A GUARANTEE OR ASSURANCE OF FUTURE PERFORMANCE OR FUTURE RESULTS.

The "Company", "we," "us," and "our," refer to (i) Fidelity Aviation Corporation; (ii) Northern Construction Holdings, Ltd, (“NCH”); (iii) Beijing Chengzhi Qianmao Concrete Corporation Ltd. (“Beijing Concrete”) and (iv) Beijing Fortune Capital Management Co., Ltd.

Overview

Fidelity’s business was launched in 2003 when it borrowed $125,000 to purchase two non-flying, narrow-body DC-9-51 airframes without engines and thrust reversers. We salvaged the rotable parts and systems from those airframes, and our business consisted of selling them to the aviation industry. Aviation customers for Fidelity’s parts were primarily: 1) aircraft operators, including leasing companies, charter airlines and scheduled-service airlines that operate DC-9 and MD-80 aircraft, as well as 2) the maintenance and repair organizations, which service those aircraft. We are currently evaluating the future market for our air craft parts business.

On October 8, 2008, Fidelity entered into and consummated the transactions contemplated under a Share Exchange Agreement with Northern Construction Holdings, Ltd., a Hong Kong limited company (“NCH”) and its shareholder pursuant to which Fidelity purchased from the shareholder of NCH all issued and outstanding shares of NCH’s common stock in consideration of the issuance of 12,000,000 shares of common stock of Fidelity (the “Share Exchange”).

The Share Exchange resulted in (i) a change in control of Fidelity with the shareholder of NCH owning approximately 78% of issued and outstanding shares of common stock of Fidelity, (ii) NCH becoming a wholly-owned subsidiary of Fidelity, and (iii) appointment of certain nominees of the shareholder of NCH as directors and officers of Fidelity and resignation of John Schoenauer as director, Chief Executive Officer, Chief Financial Officer, Secretary and Treasurer of Fidelity.

NCH, through its subsidiary Beijing Chengzhi Qianmao Concrete Corporation Ltd. (“Beijing Concrete”) engages in production of ready-mixed concrete and other special high-performance concrete for developers and the construction industry. It has two prime production facilities. One facility is located in the Nanhaizi area, on the west side of the Yizhuang economic development zone in Beijing. The other is located at the Tangshan harbor, about two hundred kilometers from Beijing.

Results of Operations

Year Ended May 31, 2008 Compared to Year Ended May 31, 2007

Sales Revenues

Sales for the fiscal year ended May 31, 2008 were $39,302,543 as compared to $25,426,347 for the fiscal year ended May 31, 2007, an increase of $13,876,196 or 55%. The increase in sales is attributable to the set up of the TangShan operation station during this period and the development of our customer network. Our sales price increased proportionally to the increase of cost of raw materials, mainly cement, and labor costs.

Costs of Goods Sold

Cost of goods sold for the fiscal year ended May 31, 2008 was $33,050,443, compared to $22,195,049 for the fiscal year ended May 31, 2007, an increase of 49%. The increase in cost of goods is attributable to the increase of sales due to expansion of our operations and development of our customer network.

Gross Profit

Gross profit for the fiscal year ended May 31, 2008 was $6,252,100, an increase of approximately 93%, as compared to $3,231,298 for the fiscal year ended May 31, 2007. The increase in gross profit is attributable to the increase of sales due to the development of our customer network. Compared with 12.7% in the fiscal year ended May 31, 2007, our gross margin in the fiscal year ended May 31, 2008 was approximately 15.9%. Such increase is primarily attributable to increased production scale and effective control of the production cost.

Selling Expenses

Selling expenses in the fiscal year ended May 31, 2008 were $234,209, compared to $210,821 in the fiscal year ended May 31, 2007, an increase of $23,388, or approximately 11%. Selling expenses consisted primarily of sales promotions expenses and after sales service expenses. The increase in selling expenses was due to the increased activities of sales promotions.

General and Administrative Expenses

General and administrative expenses in the fiscal year ended May 31, 2008 were $468,419, compared to $298,826 in the fiscal year ended May 31, 2007, an increase of $169,593 or approximately 57%. The increase of the general and administrative expenses was primarily due to the start-up of operation management of TangShan station.

Operating Income

Our operating income in the fiscal year ended May 31, 2008 was $5,261,442, an increase of $2,773,562 or 111%, from $2,487,880 in the fiscal year ended May 31, 2007. The increased in operating income was due to the increased sales revenue and our budget control of operating expenses.

Income Taxes

During the fiscal year ended May 31, 2008, our business operations were solely conducted by our subsidiaries incorporated in the PRC and we are governed by the PRC Enterprise Income Tax Laws.  PRC enterprise income tax is calculated based on taxable income determined under PRC GAAP. In accordance with the Income Tax Laws, a PRC domestic company is subject to enterprise income tax at the rate of 25%.

However, our PRC subsidiary is considered by the respective tax authorities a resource multipurpose utilization enterprise, which qualifies it for an exemption from income tax until December 31, 2010.

Net Income

Net income was $4,802,337 in the fiscal year ended May 31, 2008, compared to $2,281,508 in the fiscal year ended May 31, 2007, an increase of $2,520,829 or approximately 110.5%. The increase was primarily due to the increased sales and our budget control on operating expenses.

Liquidity and Capital Resources

As of May 31, 2008, we had cash and cash equivalents of $836,978. We have historically funded our working capital needs from operations, advance payments from customers, bank borrowings, and capital from shareholders. Our working capital requirements are influenced by the level of our operations, the numerical and dollar volume of our project contracts, the progress of our contract execution, and the timing of accounts receivable collections.

The following table sets forth a summary of our cash flows for the periods indicated:

	Fiscal Year Ended May 31
	2008	2007
Net cash provided by / (used in) operating activities	$4,870,154	$1,878,311
Net cash used in investing activities	(810,357)	(623,266)
Net cash provided (used in) by financing activities	(3,494,350)	(1,354,982)
Effect of exchange rate change on cash and cash equivalents	89,840	10,637
Net increase in cash and cash equivalents	655,287	(89,300)
Cash and cash equivalents, beginning balance	181,691	270,991
Cash and cash equivalents, ending balance	836,978	181,691

Operating Activities

Net cash provided by operating activities was $4,870,154 during the fiscal year ended May 31, 2008, an increase of $2,991,843 or 159%, from $1,878,311 net cash that was provided by operating activities during the fiscal year ended May 31, 2007. Such increase of net cash provided by operating activities was primarily attributable to an increase in net income due to the increased sales and our budget control on operating expenses.

Investing Activities

Net cash used in investing activities was $810,357 during the fiscal year ended May 31, 2008, an increase of $187,091 or 30%, from net cash of $623,266 used in investing activities during the fiscal year ended May 31, 2007. Net cash used in investing activities primarily consisted of payments related to the acquisition of machinery and equipment, and payments relating to construction in progress. The increase of net cash used in investing activities is primarily attributable to the construction of the TangShan project.

Financing Activities

Net cash used in financing activities was $3,494,350 during the fiscal year ended May 31, 2008, an increase of $2,139,368 or 158%, from net cash of $1,354,982 used in financing activities during the fiscal year ended May 31, 2007. Such increase in net cash used in financing activities was primarily attributable to an increase in dividend payment during the fiscal year ended May 31, 2008.

Off Balance Sheet Arrangements

The Company does not have any off-balance sheet arrangements.

DESCRIPTION OF PROPERTY

Currently, we do not own any land, as the PRC does not permit private land ownership. The Company is leasing land site for their production bases from Beijing Guang Da Yuan Logistic Company.  In our Beijing production base, we have leased approximately 22,000 square meters land for a lease term of 10 years, commencing in 2006. We have built our own buildings and offices on site, which is about 600 square meters. The lease is renewable annually.

In our Tangshan production base, we are using about 5,300 square meters of land provided by our client, Beijing Coking and Chemical Group. Therefore, we do not pay any lease or rent for using this site.  We anticipate being at this site for two more years while we help complete their Phase III project.  We intend to build an expanded production base also in Tangshan at a   different location and   this is still in the preparation stage. We expect that a much larger space be needed for this expanded site, and we will disclose terms that we are negotiating when they are finalized.

We believe that all our properties have been adequately maintained, are generally in good condition and are suitable and adequate for our business

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information regarding beneficial ownership of our common stock as of the date hereof  (i) by each person who is known by us to beneficially own more than 5% of our common stock; (ii) by each of our officers and directors; and (iii) by all of our officers and directors as a group.

Name & Address of Beneficial Owner	Office, If Any	Title of Class	Amount and Nature of Beneficial Ownership(1)	Percent of Class(2)
Officers and Directors
Yang Rong C915 Jia Hao International Business Center 116 Zizhuyuan Road Haidan District Beijing, China 100097 (3)	Chairman, CEO, CFO and President	Common stock $0.01 par value	0	0
Bingchuan Xiao C915 Jia Hao International Business Center 116 Zizhuyuan Road Haidan District Beijing, China 100097	Director	Common stock $0.01 par value	0	0
All officers and directors as a group (2 persons named above)		Common stock $0.01 par value		0%
5% Securities Holder
Rui Shen 3814 Ballentree Way Duluth, GA 30097 (3)		Common stock $0.01 par value	12,000,000	78.45%

1.  Beneficial Ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities.

2.  As of the date of this amendment, we had 15,295,500 shares of our common stock outstanding pursuant.

3.  Under that certain Call Option Agreement between Mr. Rong and Mr. Shen, the holder of 12,000,000 shares of our common stock, Mr. Yang was granted an option to purchase all of the stock held by Mr. Shen over the course of approximately three years, for a total purchase price of one thousand two hundred dollars, provided that the following conditions are met:

•	entry by Mr. Yang and the Company into a binding employment agreement for a term of not less than five years for Mr. Yang to serve as the Company’s Chairman and Chief Executive Officer;

•
the Company and its subsidiaries achieving not less than $5,000,000 in after-tax net income, as determined under United States Generally Accepted Accounting Principles consistently applied (“US GAAP”) for the fiscal year ended May 31, 2009;

•	the Company and its subsidiaries achieving not less than $9,000,000 in after-tax profits, as determined under US GAAP, for the fiscal year ending May 31, 2010;

•	the Company and its subsidiaries achieving not less than $14,000,000 in after-tax profits, as determined under US GAAP, for the fiscal year ending May 31, 2011.

Changes in Control

Except as described herein, there are currently no arrangements which may result in a change in control of the Company.

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

Directors and Executive Officers

The following table sets forth the name and position of each of our current executive officers and directors.

Name	Age	Position

Yang Rong	48	Chairman, President, CEO, CFO and Director

Bingchuan Xiao	49	Director

Our board of directors currently consists of two members. Effective October 31, 2008, Mr. Reid Li resigned from our board of directors. Effective February 6, 2009, Mr. Steven H. Clevett resigned from our board of directors.

Yang Rong (CEO, President and Director)

Mr. Yang is the Chairman and Chief Executive of Beijing Chengzhi Qianmao Concrete Co., Ltd. He is also the original founder of the company.  Mr. Yang has over 20 years experience in the concrete industry. In the mid 80’s, he started his career by joining China Railway Construction (‘CRC’), one of the largest construction groups in China as well as in Asia.  Before Mr. Yang founded Beijing Chengzhi Concrete, he was the project manager for one of CRC’s subsidiary companies. Bringing all his management experience and sales resources, Mr. Yang founded Beijing Chengzhi in 2002 and he has been the key executive leading the company successfully to date.

Bingchuan Xiao (Director)

Prior to becoming a Director of the Company on November 5, 2008, Bingchuan Xiao, age 49, has been working as the Deputy Manager of Xing Yu Qing Technical Trading Co., Ltd., a Chinese private company, since May 2007. From May 2001 to April 2007, Mr. Xiao worked as a consultant and representative of SOS Kinderdorf International, the umbrella organization in China that unites all autonomous national SOS Children's Villages. Mr. Xiao graduated from Guangzhou Institute of Foreign Languages with a degree of Bachelor of Arts in English Literature and Linguistics.

Except as noted above, there are no other agreements or understandings for any of our executive officers or directors to resign at the request of another person and no officer or director is acting on behalf of no will any of them act at the direction of any other person.

Except as noted above, there are no other agreements or understandings for any of our executive officers or directors to resign at the request of another person and no officer or director is acting on behalf of nor will any of them act at the direction of any other person.

Directors are elected until their successors are duly elected and qualified.

Family Relationships

There are no family relationships among our directors or officers.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table sets forth information concerning all cash and non-cash compensation awarded to, earned by or paid to the named persons for services rendered in all capacities during the noted periods set forth.

Name and Principal Position	Year	Salary ($)	Total ($)

Yang Rong	2008	$15,600	$15,600
Chairman, President, CEO and CFO of Fidelity Aviation Corporation	2007	$15,600	$15,600
		-	-
John Schoenauer	2008	$0.00	$0.00
Chairman, President and CEO of Fidelity Aviation Corporation	2007	$0.00	$0.00

John Schonauer tendered his resignation as President, CFO and Treasurer of the Company on October 8, 2008.  Mr. Schoenauer voluntarily resigned and did not express disagreement with any policies or actions of the Company.

Mr. Yang Rong, Chairman and CEO, is  acting as the Chairman and CEO of the operating subsidiary company – Beijing Concrete. He is getting a monthly salary from Beijing Concrete of approximately $1300.00 US.

Mr. Yang Rong was appointed to the board of directors on October 8, 2008. Mr. Xiao was appointed to the board of directors on November 5, 2008. No compensation packages have been determined and signed. The Board of directors will determine a proper compensation package for directors and management in the very near future.

Employment Agreements

Director Compensation

During the 2007 fiscal year, we did not pay our directors any compensation for their services as our directors.  In the future, we may adopt a policy of paying independent directors a fee for their attendance at board and committee meetings.  We do reimburse each director for reasonable travel expenses related to such director’s attendance at board of directors and committee meetings.

Compensation Committee Interlocks and Insider Participation

During the last fiscal year, we did not have a standing compensation committee.  Our board of directors was responsible for the functions that would otherwise be handled by the compensation committee.

Limitation of Liability and Indemnification

Our Articles of Incorporation states that no director shall be liable to the company or any of its stockholders for monetary damages for acts or omissions by the director in his or her capacity as a director to the fullest extent permitted under Colorado law, except generally with respect to (i) a breach of the director's duty of loyalty to the Company or its stockholders, (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) liability which may be specifically defined by law, or (iv) a transaction from which the director derived an improper personal benefit.  In addition, our Articles of Incorporation and by-laws provides that we indemnify, to the fullest extent permitted by Colorado law, each person that such law grants us the power to indemnify.

Insofar as indemnification by us for liabilities arising under the Exchange Act may be permitted to our directors, officers and controlling persons pursuant to provisions of the Articles of Incorporation and Bylaws, or otherwise, we have been advised that in the opinion of the SEC, such indemnification is against public policy and is, therefore, unenforceable.  In the event that a claim for indemnification by such director, officer or controlling person of us in the successful defense of any action, suit or proceeding is asserted by such director, officer or controlling person in connection with the securities being offered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Exchange Act and will be governed by the final adjudication of such issue.

There is no pending litigation or proceeding involving any of our directors or executive officers to which indemnification is required or permitted, and we are not aware of any threatened litigation or proceeding that may result in a claim for indemnification.

TRANSACTIONS WITH RELATED PERSONS, PROMOTERS AND CONTROL PERSONS;
CORPORATE GOVERNANCE

Transactions with related persons

The following includes a summary of transactions since the beginning of the last fiscal year, or any currently proposed transaction, in which we were or are to be a participant and the amount involved exceeded or exceeds $120,000, and in which any related person had or will have a direct or indirect material interest (other than compensation described under “Executive Compensation”).  We believe the terms obtained or consideration that we paid or received, as applicable, in connection with the transactions described below were comparable to terms available or the amounts that would be paid or received, as applicable, in arm's-length transactions.

Total outstanding amount of related party payable were $625,252 and $0 as of May 31, 2008 and 2007, respectively. These loans bear no interest and have no fixed payment terms. Currently, the related party payable consists of the following:

	May 31, 2008	May 31, 2007
Yang Rong (Director)	$45,896	$-
Lao Zhan (Common shareholder)	524,416	-
Heng Jian (Common shareholder)	20,394	-
Liao Guiping (Director's wife)	34,546	-
	$625,252	$-

Total outstanding amount of related party receivables was $236,042 and $1,518,297 as of May 31, 2008 and 2007, respectively. Currently the receivables from related party consist of the following:

	May 31, 2008	May 31, 2007
RongHua Chang Shen Transportation (Common shareholder)	$91,667	$648,156
Yang Ming (Director's brother)	144,375	-
Yang Yong (Director)	-	870,141
	$236,042	$1,518,297

Except as set forth in our discussion above, none of our directors, director nominees or executive officers has been involved in any transactions with us or any of our directors, executive officers, affiliates or associates which are required to be disclosed pursuant to the rules and regulations of the SEC.

Policies and Procedures for Review, Approval or Ratification of Transactions with Related Persons

As we increase the size of our board of directors and gain independent directors, we expect to prepare and adopt a written related-person transactions policy that sets forth our policies and procedures regarding the identification, review, consideration and approval or ratification of “related-persons transactions.”  For purposes of our policy only, a “related-person transaction” will be a transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships) in which we and any “related person” are participants involving an amount that exceeds $120,000.  Transactions involving compensation for services provided to us as an employee, director, consultant or similar capacity by a related person will not be covered by this policy.  A related person will be any executive officer, director or a holder of more than five percent of our common stock, including any of their immediate family members and any entity owned or controlled by such persons.

We anticipate that, where a transaction has been identified as a related-person transaction, the policy will require management to present information regarding the proposed related-person transaction to our audit committee (or, where approval by our audit committee would be inappropriate, to another independent body of our board of directors) for consideration and approval or ratification.  Management’s presentation will be expected to include a description of, among other things, the material facts, the direct and indirect interests of the related persons, the benefits of the transaction to us and whether any alternative transactions are available.

To identify related-person transactions in advance, we are expected to rely on information supplied by our executive officers, directors and certain significant stockholders.  In considering related-person transactions, our board of directors will take into account the relevant available facts and circumstances including, but not limited to:

•	the risks, costs and benefits to us;

•	the impact on a director's independence in the event the related person is a director, immediate family member of a director or an entity with which a director is affiliated;

•	the terms of the transaction;

•	the availability of other sources for comparable services or products; and

•	the terms available to or from, as the case may be, unrelated third parties or to or from our employees generally.

We also expect that the policy will require any interested director to excuse himself or herself from deliberations and approval of the transaction in which the interested director is involved.

Director Independence

We currently do not have any independent directors, as the term “independent” is defined by the rules of the Nasdaq Stock Market.

Board Composition and Committees

Our board of directors is currently composed of two members, Mr. Yang Rong, who is also our Chief Executive Officer and Chief Financial Officer, and Bingchuan Xiao.

We currently do not have standing audit, nominating or compensation committees.  Currently, our entire board of directors is responsible for the functions that would otherwise be handled by these committees. We intend, however, to establish an audit committee, a nominating committee and a compensation committee of the board of directors as soon as practicable.  We envision that the audit committee will be primarily responsible for reviewing the services performed by our independent auditors, evaluating our accounting policies and our system of internal controls.  The nominating committee would be primarily responsible for nominating directors and setting policies and procedures for the nomination of directors. The nominating committee would also be responsible for overseeing the creation and implementation of our corporate governance policies and procedures.  The compensation committee will be primarily responsible for reviewing and approving our salary and benefit policies (including stock options), including compensation of executive officers.

Our board of directors has not made a determination as to whether any member of our board of directors is an audit committee financial expert.  Upon the establishment of an audit committee, the board will determine whether any of the directors qualify as an audit committee financial expert.

Code of Ethics

After the reverse acquisition, our board of directors will adopt a new code of ethics that applies to all of our directors, officers and employees, including our principal executive officer, principal financial officer and principal accounting officer. The new code will address, among other things, honesty and ethical conduct, conflicts of interest, compliance with laws, regulations and policies, including disclosure requirements under the federal securities laws, confidentiality, trading on inside information, and reporting of violations of the code.

LEGAL PROCEEDINGS

From time to time, we may become involved in various lawsuits and legal proceedings which  arise in the ordinary course of business.  However, litigation is subject to inherent uncertainties, and an adverse result in these or other matters may arise from time to time that may harm our business.  We are currently not aware of any such legal proceedings or claims that we believe will have a material adverse affect on our business, financial condition or operating results.

MARKET PRICE OF AND DIVIDENDS ON OUR COMMON
EQUITY AND RELATED STOCKHOLDER MATTERS

Market Information

Our common stock is quoted on the OTC Bulletin Board trades under the symbol “FAVC.OB”

The following table sets forth, for the periods indicated, the high and low bid prices of our common stock. These prices reflect inter-dealer prices, without retail mark-up, mark-down or commission, and may not represent actual transactions.

	Closing Bid Prices(1)
	High	Low
Year Ended December 31, 2008
1st Quarter	$0.00	$0.00
2nd Quarter	$0.00	$0.00
3rd Quarter (to September 26, 2008)	$0.00	$0.00

Year Ended December 31, 2007
1st Quarter	$0.00	$0.00
2nd Quarter	$0.00	$0.00
3rd Quarter	$0.00	$0.00
4th Quarter	$0.00	$0.00

Year Ended December 31, 2006
1st Quarter	$0.00	$0.00
2nd Quarter	$0.00	$0.00
3rd Quarter	$0.00	$0.00
4th Quarter	$0.00	$0.00

 (1) The above table sets forth the range of high and low closing bid prices per share of our common stock as reported by www.quotemedia.com for the periods indicated.  The closing price of our common stock on October 8, 2008 was $0.00 per share.

Approximate Number of Holders of Our Common Stock

As of October 8, 2008, there were approximately 50 stockholders of record of our common stock. In computing the number of holders of record, each broker-dealer and clearing corporation holding shares on behalf of its customers is counted as a single shareholder.

Dividends

We have never declared dividends or paid cash dividends.  Our board of directors will make any future decisions regarding dividends.  We currently intend to retain and use any future earnings for the development and expansion of our business and do not anticipate paying any cash dividends in the near future.  Our board of directors has complete discretion on whether to pay dividends, subject to the approval of our shareholders.  Even if our board of directors decides to pay dividends, the form, frequency and amount will depend upon our future operations and earnings, capital requirements and surplus, general financial condition, contractual restrictions and other factors that the board of directors may deem relevant.

Securities Authorized for Issuance under Equity Compensation Plans

We do not have in effect any compensation plans under which our equity securities are authorized for issuance and we do not have any outstanding stock options.

RECENT SALES OF UNREGISTERED SECURITIES;
USE OF PROCEEDS FROM REGISTERED SECURITIES

Reference is made to the disclosure set forth under Item 3.02 of this report, which disclosure is incorporated herein by reference.

DESCRIPTION OF SECURITIES

Common Stock

We are authorized to issue up to 100,000,000 shares of common stock, par value $0.001 per share, and 10,000, 000 share of preferred stock which may be designated by our Board of Directors.  Each outstanding share of common stock entitles the holder thereof to one vote per share on all matters.  Our bylaws provide that elections for directors shall be by a majority of votes.  Stockholders do not have preemptive rights to purchase shares in any future issuance of our common stock.  Upon our liquidation, dissolution or winding up, and after payment of creditors and preferred stockholders, if any, our assets will be divided pro-rata on a share-for-share basis among the holders of the shares of common stock.

The holders of shares of our common stock are entitled to dividends out of funds legally available when and as declared by our board of directors.  Our board of directors has never declared a dividend and does not anticipate declaring a dividend in the foreseeable future.  Should we decide in the future to pay dividends, as a holding company, our ability to do so and meet other obligations depends upon the receipt of dividends or other payments from our operating subsidiaries and other holdings and investments, and such payments may be restricted under the laws of the PRC.  In addition, our operating subsidiaries, from time to time, may be subject to restrictions on their ability to make distributions to us, including as a result of restrictive covenants in loan agreements, restrictions on the conversion of local currency into U.S. dollars or other hard currency and other regulatory restrictions.  In the event of our liquidation, dissolution or winding up, holders of our common stock are entitled to receive, ratably, the net assets available to stockholders after payment of all creditors.

All of the issued and outstanding shares of our common stock are duly authorized, validly issued, fully paid and non-assessable.  To the extent that additional shares of our common stock are issued, the relative interests of existing stockholders will be diluted.

Transfer Agent and Registrar

Our transfer agent is Island Transfer and Register, 100 Second Avenue South, Suite 705S  St. Petersburg, Florida 33701

INDEMNIFICATION OF DIRECTORS AND OFFICERS

Our Articles of Incorporation and bylaws provide for the indemnification of our present and prior directors and officers or any person who may have served at our request as a director or officer of another corporation in which we own shares of capital stock or of which we are a creditor, against expenses actually and necessarily incurred by them in connection with the defense of any actions, suits or proceedings in which they, or any of them, are made parties, or a party, by reason of being or having been director(s) or officer(s) of us or of such other corporation, to the extent permitted by Colorado law.  This indemnification policy could result in substantial expenditure by us, which we may be unable to recoup.

At the present time, there is no pending litigation or proceeding involving a director, officer, employee or other agent of ours in which indemnification would be required or permitted.  We are not aware of any threatened litigation or proceeding which may result in a claim for such indemnification.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS
ON ACCOUNTING AND FINANCIAL DISCLOSURE

Reference is made to the disclosure set forth under Item 4.01 of this report, which disclosure is incorporated herein by reference.

ITEM 3.02    UNREGISTERED SALES OF EQUITY SECURITIES

On   October 8, 2008, 2008, we issued 12,000,000 shares of our common stock to the stockholder of NCH in exchange for all the issued and outstanding capital stock of NCH.  We did not receive any cash consideration in connection with the share exchange.  The number of our shares issued to the stockholder of NCH was determined based on an arms-length negotiation.  The issuance of our shares to this individual was made in reliance upon exemptions from the registration requirements of the Securities Act pursuant to Section 4(2) of the Securities Act and Regulation D promulgated thereunder.

ITEM 4.01    CHANGE IN REGISTRANT’S CERTIFYING ACCOUNTANT

On  October 8, 2008, our board of directors recommended and approved the dismissal of  Ronald R. Chadwick, P.C. (“Chadwick”) as our independent auditor, effective upon the 8-K  filing of the consummation of the share exchange transaction.

Chadwick’s reports on our financial statements as of and for the fiscal years ended December 31, 2007 did not contain an adverse opinion or a disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope, or accounting principles, except that its report for the fiscal year ended December 31, 2007 contained a going concern qualification as to the ability of us to continue.

During our most recent fiscal years ended 2007 and during the subsequent interim period through the date of this report, there were (1) no disagreements with Chadwick on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedures, which disagreements, if not resolved to the satisfaction of Chadwick, would have caused Chadwick to make reference to the subject matter of the disagreements in connection with its reports, and (2) no events of the type listed in paragraphs (A) through (D) of Item 304(a)(1)(v) of Regulation S-K.

Concurrent with the decision to dismiss Chadwick as our independent auditor, our board of directors elected to continue the existing relationship of our new subsidiary Beijing Concrete with Child, Van Wagoner  & Bradshaw, PLLC, and appointed Child, Van Wagoner &Bradshaw, PLLC, as our independent registered public accounting firm.

During the fiscal years ended 2006 and 2007 and through the date hereof, neither us nor anyone acting on our behalf consulted Child Van Wagoner & Bradshaw, PLLC, with respect to (i) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on our financial statements, and neither a written report was provided to us or oral advice was provided that Child Van Wagoner & Bradshaw,  PLLC concluded was an important factor considered by us in reaching a decision as to the accounting, auditing or financial reporting issue; or (ii) any matter that was the subject of a disagreement or reportable events set forth in Item 304(a)(1)(iv) and (v), respectively, of Regulation S-K.

We furnished Chadwick with a copy of this disclosure on October 7, 2008 providing Chadwick with the opportunity to furnish us with a letter addressed to the SEC stating whether it agrees with the statements made by us herein in response to Item 304(a) of Regulation S-K and, if not, stating the respect in which it does not agree. Chadwick's letter agreeing with our statements is attached as Exhibit 16.

ITEM 5.01    CHANGES IN CONTROL OF REGISTRANT

Reference is made to the disclosure set forth under Item 2.01 of this report, which disclosure is incorporated herein by reference.

As a result of the closing of the share exchange with NCH, the former stockholder of NCH now owns 78% of the total outstanding shares of our capital stock and 78% total voting power of all our outstanding voting securities.

ITEM 5.02    DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS

In connection with the closing of the Share Exchange Agreement and reverse acquisition on October 8, 2008, John Schoenauer resigned as President,  CEO, Treasurer, Secretary and Director of the Company. Mr. Schoenauer resigned voluntarily with no disagreement regarding the Company. Messrs. Yang Rong, Reid Li and Stephen H. Clevett were also appointed to our board of directors effective as of October 8, 2008.

Also on October 8, 2008, in connection with the closing of the Share Exchange Agreement and the reverse acquisition, Yang Rong was appointed as our Chairman and Chief Executive Officer, Reid Li was appointed as our Chief Financial Officer and Treasurer and Secretary.

As reported in the Current Report on Form 8-K, filed by the Company on November 5, 2008, on October 31, 2008, Hong Yun Li resigned as Chief Financial Officer and a Director of the Company to pursue other interests. Mr. Li’s resignation was not the result of any disagreement with the Company on any matter relating to the Company’s operations, policies or practices. On November 5, 2008, Rong Yang was appointed Chief Financial Officer, Treasurer and Secretary of the Company, and Bingchuan Xiao was elected a Director of the Company.

As reported in the Current Report on Form 8-K, filed by the Company on February 11, 2009, on February 6, 2009, Mr. Stephen H. Clevett resigned as a Director of the Company to pursue other interests. Mr. Clevett’s resignation was not the result of any disagreement with the Company on any matter relating to the Company’s operations, policies or practices.

For certain biographical and other information regarding the newly appointed officers and directors, see the disclosure under Item 2.01 of this report, which disclosure is incorporated herein by reference.

ITEM 5.03    AMENDMENT TO ARTICLES OF INCORPORATION OR BYLAWS; CHANGE IN FISCAL YEAR

On  October 8, 2008, 2008, our board of directors approved a change in our fiscal year end from December 31 to May 31 which is the fiscal year end of Beijing Concrete.  This change is being effectuated in connection with the reverse acquisition transaction described in Item 2.01 above.

ITEM 9.01    FINANCIAL STATEMENTS AND EXHIBITS

(d)     Exhibits

EXHIBIT INDEX

Exhibit Number	Description
2.1	Share Exchange Agreement by and among Fidelity and NCH dated October 8, 2008*
10.1	Form of Call Option Agreement dated as of October 8, 2008 between Rui Shen and Rong Yang**
16	Letter on Change of Certifying Accountant*
99.1	Audited Restated Financial Statements of Northern Construction Holdings, Ltd. for fiscal years ended May 31, 2008 and May 31, 2007**
99.2	Unaudited Combined Pro forma Balance Sheet and Statement of Operations of Fidelity and Northern Construction Holdings, Ltd as of May 31, 2008*

*	Filed with the Current Report of Form 8-K on October 9, 2008.
**	Filed herewith.

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Fidelity Aviation Corporation

Date: April 29, 2009

/s/ Yang Rong
Yang Rong
Chief Executive Officer